As filed with the Securities and Exchange Commission on April 27, 2023

Registration No. 333-69460
Registration No. 333-141555
Registration No. 333-151785
Registration No. 333-203633
Registration No. 333-254240
Registration No. 333-262199

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-69460
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-141555
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-151785
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-203633
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-254240
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-262199

UNDER
THE SECURITIES ACT OF 1933

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0425691
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3661 Horseblock Road
Medford, New York 11763
(631) 924-1135
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Business Consulting Agreement
1999 Equity Incentive Plan
2008 Stock Incentive Plan
Chembio Diagnostics, Inc. 2014 Stock Incentive Plan

Employment Agreement by and between Chembio Diagnostics, Inc. and John Sperzel effective March 13, 2014
2019 Omnibus Incentive Plan
Employment Agreement dated as of March 4, 2020 with Richard L. Eberly
Employment Agreement dated as of December 30, 2021 with Lawrence J. Steenvoorden
 (Full Title of the Plans)

Larry Abensur
President
Chembio Diagnostics, Inc.
3661 Horseblock Road
Medford, New York 11763
(Name and Address, including Zip Code, of Agent for Service)

with copies to:

James Hu
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
 (212) 819-2505

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) previously filed by Chembio Diagnostics, Inc., a Nevada Corporation (“CEMI”), with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (File No. 333-69460), originally filed with the SEC on September 14, 2001, registering 120,000 shares of CEMI’s common stock, par value $0.01 per share (“Shares”), issuable in connection with CEMI’s Business Consulting Agreement, at a proposed maximum offering price per share of $1.01.

•
Registration Statement on Form S-8 (File No. 333-141555), originally filed with the SEC on March 23, 2007, registering 3,000,000 shares of CEMI’s common stock, par value $0.01 per share, issuable in connection with CEMI’s 1999 Equity Incentive Plan, at a proposed maximum offering price per share of $0.68.

•
Registration Statement on Form S-8 (File No. 333-151785), originally filed with the SEC on June 19, 2008, registering 5,000,000 shares of CEMI’s common stock, par value $0.01 per share, issuable in connection with CEMI’s 2008 Stock Incentive Plan, at a proposed maximum offering price per share of $0.156.

•
Registration Statement on Form S-8 (File No. 333-203633), originally filed with the SEC on April 24, 2015, registering 1,006,868 shares of CEMI’s common stock, par value $0.01 per share, issuable in connection with CEMI’s Chembio Diagnostics, Inc. 2014 Stock Incentive Plan and the Employment Agreement by and between CEMI and John Sperzel effective as of March 13, 2014, at a proposed maximum offering price per share of $4.41.

•
Registration Statement on Form S-8 (File No. 333-254240), originally filed with the SEC on March 12, 2021, registering 2,633,589 shares of CEMI’s common stock, par value $0.0001 per share, issuable in connection with CEMI’s 2019 Omnibus Incentive Plan and the Employment Agreement dated as of March 4, 2020 with Richard L. Eberly, at a proposed maximum offering price per share of $4.175.

•
Registration Statement on Form S-8 (File No. 333-262199), originally filed with the SEC on January 18, 2022, registering 460,714 shares of CEMI’s common stock, par value $0.01 per share, issuable in connection with CEMI’s Employment Agreement dated as of December 30, 2021 with Lawrence J. Steenvoorden, at a proposed maximum offering price per share of $1.11.

This Post-Effective Amendment is being filed in connection with the closing on April 27, 2023 of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 31, 2023 (the “Merger Agreement”), by and among Biosynex SA, a French société anonyme (“Parent”), Project Merci Merger Sub, Inc., a Nevada corporation and a wholly-owned indirect subsidiary of Parent (“Merger Sub”) and CEMI. On April 27, 2023, pursuant to the Merger Agreement, Merger Sub was merged with and into CEMI (the “Merger”), with CEMI surviving the Merger and continuing as a wholly-owned indirect subsidiary of Parent.

As a result of the Merger, CEMI has terminated all offerings of CEMI’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by CEMI in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, CEMI hereby removes from registration all such securities of CEMI registered pursuant to the Registration Statements that remain unsold and any plan interests that are unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of New York, on April 27, 2023. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Chembio Diagnostics, Inc.

By:	/s/ Larry Abensur
	Name:	Larry Abensur
	Title:	President